Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

October 12, 2006

For more information, contact:

Debra J. Richardson, Sr. Vice President

(515) 273-3551, drichardson@american-equity.com

John M. Matovina, Vice Chairman

(515) 273-3552, jmatovina@american-equity.com

D. J. Noble, Chairman

(515) 457-1705, dnoble@american-equity.com

Julie L. LaFollette, Investor Relations

(515) 273-3602, jlafollette@american-equity.com

American Equity Announces Third Quarter 2006 Sales and

Schedules Quarterly Earnings Release, Conference Call and Webcast

WEST DES MOINES, Iowa (October 12, 2006) — American Equity Investment Life Holding Company (NYSE: AEL) today announced that its annuity sales in the third quarter of 2006 totaled $365.9 million, bringing aggregate sales for the first nine months to $1.45 billion.   Monthly sales during the quarter were: July 2006 – $125.2 million; August 2006 – $123.9 million and September 2006 – $116.8 million.

A.M. Best Company upgraded American Equity’s financial strength rating to “A-” (Excellent) on August 3, 2006.  Since that date, American Equity has intensified marketing efforts with its distribution to build market share with the improved rating.  This includes an agent incentive program tied to new sales through December 2006.  The Company will comment on the impact to date of the upgrade and its marketing efforts in the conference call referenced below on third quarter earnings.

With invested assets exceeding $11.1 billion at June 30, 2006, AEL does not expect slower sales to have a significant impact on third quarter net earnings. The declining trend of sales throughout the third quarter reflects the continuing impact of the inverted yield curve and relatively high short-term interest rates on competing products such as bank certificates of deposit.  This trend has affected the entire fixed annuity market, including index annuities.  In addition, sales agents who carry a securities license as well as an insurance license have faced heightened restrictions as a result of the efforts by securities regulators to bring index annuities within the ambit of securities regulation. Traditionally, fixed annuity products, including index annuities, have been regulated as insurance products and not securities since the issuers of the product, not policyholders, bear the risk of market loss.

AEL will announce its third quarter 2006 earnings after the close of market on Tuesday, October 31, 2006.  The third quarter earnings release and financial supplement will be posted on the American Equity web site (www.american-equity.com) at that time.

AEL will hold a conference call to discuss third quarter 2006 earnings on Wednesday, November 1, 2006, at 10 a.m. Central Time.  The conference call will be webcast live on the Internet.  Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.

The call may also be accessed by telephone at 1-866-356-4279, passcode 61243080 (international callers, please dial
1-617-597-5394).   An audio replay will be available shortly after the call on AEL’s web site.  An audio replay will also be available via telephone through, November 15, 2006, by calling 1-888-286-8010, passcode 85262556 (international callers will need to dial 1-617-801-6888).

American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of annuity and insurance products with a primary emphasis on the sale of fixed-rate and index annuities.  The company’s headquarters are located at 5000 Westown Parkway, West Des Moines, Iowa, 50266. The mailing address of the company is: P.O. Box 71216, Des Moines, Iowa, 50325.

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